Exhibit 10.2

Termination Agreement

1.	Parties

1.1	Wihlborgs Fastigheter AB (publ) (“Wihlborgs”), corporate registration number 556367-0230, Box 97, 201 20 Malmö, Sweden

1.2	Medeon Fastigheter AB (“Medeon”), corporate registration number 556034-1140, c/o Wihlborgs Fastigheter AB (publ), Box 97, 201 20 Malmö, Sweden

1.3	ACADIA Pharmaceuticals Inc. (“Acadia”), 3911 Sorrento Valley Boulevard, San Diego CA 92121, USA

1.4	Nordsviten AB (“Nordsviten”), corporate registration number 556666-6805, Medeon Science Park, 205 12 Malmö, Sweden

2.	Background

2.1	On 22 April 2004 Medeon and Acadia entered into a general agreement regarding inter alia the construction of premises located at the real estate “Forskaren 1” in Malmö (the “General Agreement”). Medeon and Nordsviten entered into a lease agreement regarding the lease of said premises (agreement no 4881-20000) with an effective commencement date of June 1, 2005 (the “Lease”).

2.2	Nordsviten has not paid rent under the Lease for the period January-March 2011. Consequently, the tenancy is forfeited and Medeon has cancelled the Lease. Nordsviten has not recovered the tenancy.

2.3	Medeon has filed a petition for bankruptcy regarding Nordsviten with the District Court of Malmö (case number K 1159-11). Bankruptcy hearings are scheduled to be held on 11 April 2011 with the District Court of Malmö. Wihlborgs is the parent company of Medeon and holds all outstanding shares in Medeon.

The parties have now agreed, as of April 8, 2011 (the “Effective Date”), as follows:

3.	Termination of Lease and General Agreement

3.1	Acadia shall pay a total amount of SEK 12,500,000 to Medeon (the “Termination Amount”). The payment of the Termination Amount shall be made as follows:

a)	SEK 4,300,000 shall be paid in cash to Medeon’s bank account no on the Effective Date.

b)	SEK 8,200,000 shall be deemed paid by the transfer of 782,339 shares of Acadia common stock (the “Shares”). Acadia’s common stock is listed on The Nasdaq Global Market. The Shares shall be issued to Medeon on the Effective Date. Acadia warrants and represents that it has the authority to issue the Shares in accordance with the terms of this Termination Agreement and that the Shares are duly authorized and, upon issuance in accordance with the terms of this Termination Agreement, will be validly issued, fully paid and non-assessable. Acadia shall bear any costs for the issuance of the Shares to Medeon.

c)	Any failure by Acadia to deliver the full Termination Amount, whether by failure to deliver the cash consideration set forth in Section 3.1 or failure to deliver the Shares in a timely fashion, shall provide Medeon the opportunity to declare this Termination Agreement null and void.

3.2	Medeon understands that the Shares will be issued pursuant to Registration Statement No. 333- 161059, which has been declared effective by the U.S. Securities and Exchange Commission. The Shares will be issued by Acadia’s transfer agent without any restrictive legends or trading restrictions. Medeon is acquiring the Shares for its own account and is not party to any agreement or understanding with other persons regarding the sale or distribution of the Shares.

3.3	In exchange for the releases set forth in this Termination Agreement, Nordsviten hereby transfers and assigns to Medeon, all machinery, equipment, furniture, fixtures and other fixed assets owned by Nordsviten located on the real estate Forskaren 1 in Malmö. The title of such equipment machinery, equipment, furniture, fixtures etc is transferred to Medeon as of the Effective Date.

3.4	Nordsviten agrees to hand over and deliver to Medeon all sets of keys, information regarding security systems, drawings, manuals, etc., which are in its possession, relating to the premises covered by the Lease. Nordsviten shall also provide reasonable assistance to Medeon in other practical matters as regards the transfer set forth in section 3.3 above and the Lease cancellation described in section 2.2.

3.5	Each party shall bear their own costs incurred in connection with this matter, including but not limited to legal fees in connection thereto.

3.6	When Acadia has paid the Termination Amount to Medeon, Medeon shall withdraw its petition for bankruptcy and request that the District Court of Malmö dismisses case number K 1159-11.

3.7	By this agreement the parties have finally settled any and all claims between Wihlborgs and Medeon on the one hand and Acadia and Nordsviten on the other hand. However, until Acadia fulfills payment in accordance with section 3.1 above, Nordsviten remains liable for any obligations relating to the Lease. The parties to this Termination Agreement mutually agree to terminate the General Agreement as of the Effective Date and, as a result of such termination, the parties hereby acknowledge and agree that, except as expressly provided for under this Termination Agreement, their respective rights and obligations under the General Agreement are hereby terminated as of the Effective Date and that the parties shall have no further liability to each other under the General Agreement or the Lease (or with respect to the General Agreement or the Lease), except as expressly set forth in this Termination Agreement.

3.8	By signing this Termination Agreement, each of Wihlborgs and Medeon, on behalf of itself and any Medeon Releasors (defined below), confirms that they do not have any claim, for payment for whatever reason, in relation to any, present or former, employee or member of the board of Acadia or Nordsviten. In consideration for the terms set forth in this Termination Agreement, each of Medeon and Wihlborgs, on behalf of itself and its affiliates, and the directors, officers and employees of such entities and the successors and assigns of the foregoing (the “Medeon Releasors”), hereby releases each of Acadia, Nordsviten and their affiliates and the directors, officers and employees of such entities (the “ACADIA Releasees”) from any and all claims, actions, causes of action, liabilities, damages, and demands of any kind, whether known or unknown that the Medeon Releasors had, has, may have or ever claim to have against ACADIA Releasees among, under or directly or indirectly related to the General Agreement, the Lease or otherwise, provided that such release with respect to employees of Wihlborgs and Medeon shall only apply to any claims that such individuals have as employees of Wihlborgs or Medeon and not any claims they have as individuals that are not tied to such employment.

3.9	By signing this Termination Agreement, each of the parties hereto represents and warrants that it has all requisite corporate power and authority to enter into and to perform its obligations under this Termination Agreement and to consummate the transactions contemplated hereby. This Termination Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Termination Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legal representatives, successors and assigns.

3.10	This Termination Agreement shall be governed by and construed in accordance with Swedish Law.

3.11	Any dispute, controversy or claim arising out of or in connection with this Termination Agreement, or the breach, termination or invalidity hereof, shall be finally settled by arbitration in accordance with the Rules for Expedited Arbitrations of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Malmö. The language to be used in the arbitral proceedings shall be Swedish.

[Signature Page Follows]

This Termination Agreement has been executed as of the Effective Date in four originals, of which the Parties each has received one.

MEDEON FASTIGHETER AB	ACADIA PHARMACEUTICALS INC.

/s/ ANDERS JARL	/s/ ULI HACKSELL
ANDERS JARL	ULI HACKSELL
CHIEF EXECUTIVE OFFICER

WIHLBORGS FASTIGHETER AB (PUBL)	NORDSVITEN AB

/s/ ANDERS JARL	/s/ CHRISTIAN ZÄTTERSTRÖM
ANDERS JARL	CHRISTIAN ZÄTTERSTRÖM (BY PROXY)
/s/ CHRISTER JOHANSSON
CHRISTER JOHANSSON